UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
April 29, 2006

TEDA TRAVEL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

Suite 2102 Chinachem Century Tower, 178 Gloucester Road,		94065
Wanchai, Hong Kong
(Address of Principal Executive Offices)		(Zip Code)

(852) 2833-2186
Registrant's Telephone Number, Including Area Code

_________________________________________________________________________________
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 29, 2006, Registrant completed the sale of all of its ownership interest in the joint venture Tianjin Teda Yide Industrial Company Limited (f/k/a Tianjin Yide Real Estate Co., Ltd) (“Yide”) pursuant to an Agreement for the Purchase and Sale of Stock (the “Agreement”) with Far Coast Asia Limited (“Far Coast”). Registrant owned 35% of the outstanding capital of Yide. Pursuant to the terms of the Agreement, Far Coast paid Registrant a deposit of US $800,000 in respect of the sale in January 2006 and a balance payment of US $2.2 million was paid at the closing of the transaction (the "Purchase Price"). The Purchase Price was paid to the Registrant in Hong Kong dollars. Far Coast and its affiliated entities have no prior relationship to Registrant and its affiliated entities. A copy of the Agreement for the Purchase and Sale of Stock was filed as Exhibit 2.1 to the Registrant’s Form 8-K filed with the Commission on January 5, 2006. Within 71 days of May 4, 2006, the Registrant will file by amendment to this Form 8-K the financial statements required by Item 9.01of Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 2, 2006 Zhi Ying Chang resigned as Chairman of the Board and as a Director of the Registrant.

Effective May 3, 2006, the Registrant’s Board of Directors appointed Stanley Chu and Raymond Chan to Registrant’s Board of Directors.

There is no agreement, written or otherwise between either of Mr. Chu or Mr. Chan and the Registrant related to their election or participation as members of the Registrant's Board of Directors, nor is there any other agreement between either of Mr. Chu or Mr. Chan, or any of their affiliated entities, and the Registrant, or any of its affiliated entities. Neither of Mr. Chu or Mr. Chan is expected to serve on any committee at this time.

During the past 24 months, there have been no transactions or proposed transactions between either of Mr. Chu or Mr. Chan, or any of their affiliated entities, and Registrant, or any of its affiliated entities. In addition, during the past 24 months, neither Registrant, nor any of its affiliated entities, has paid either of Mr. Chu or Mr. Chan, or any of their affiliated entities, any remuneration for services.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

TEDA TRAVEL GROUP, INC.

Date: May 4, 2006	By:	/s/ Daley Mok
Daley Mok
Chief Financial Officer